Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8, No. 0-8251) pertaining to the 401(k) Savings Plan for Hourly Employees at the Memphis, Tennessee Brewery of our report dated April 30, 2007, with respect to the financial statements of the 401(k) Savings Plan for Hourly Employees at the Memphis, Tennessee Brewery included in this Annual Report (Form 11-K) for the ten months ended October 31, 2006.

/s/ Clifton Gunderson LLP
Denver, Colorado
April 30, 2007